Exhibit 10.2

VEPF Management, L.P.

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

December 31, 2024

VistaOne, L.P.

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Re:	Expense Limitation and Reimbursement Agreement (this “Agreement”)

Ladies and Gentlemen:

VEPF Management, L.P. (the “Manager”) hereby confirms its agreement as follows in respect of VistaOne, L.P. (the “Fund”):

1. Defined Terms. The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1 or, if not so specified, shall have the meanings specified in the Fund’s private placement memorandum, as may be amended, modified, supplemented and/or restated from time to time (the “Memorandum”).

“Expense Support” shall mean all or a portion of the Fund Expenses (including, inter alia, the Organizational, Offering and Operating Expenses) to be borne by the Fund, and the appropriately apportioned expenses relating to the Feeder Funds, the Intermediate Entities, the Lower Funds and any Parallel Fund to the extent not paid by such Feeder Fund, Intermediate Entity, Lower Fund, or any such Parallel Fund. The Manager, in its sole discretion, will determine the portion of Fund Expenses that is attributable to the Fund, the General Partner, or the Ultimate General Partner or any Feeder Fund, Intermediate Entity, Lower Fund or Parallel Fund.

“Expense Support Reimbursement” shall have the meaning provided in Section 2 herein.

“Initial Expense Support Period” shall mean the one-year period beginning on the day on which the Fund first accepts third-party investors and begins investment operations, which may be renewed for additional periods (which, for the avoidance of doubt, may be non-consecutive and for a period of time to be determined by the Manager) pursuant to Section 3 herein (each such renewed period, an “Ongoing Expense Support Period”, and together with the Initial Expense Support Period, the “Expense Support Period”).

“Investment Management Agreement” shall mean that certain Investment Management Agreement between the Fund and the Manager, to be entered into between the Fund and the Manager, as may be amended, modified or supplemented from time to time in accordance with the terms thereof.

2. Expense Support. Through the Expense Support Period, subject to the terms hereof, the Manager agrees that it will advance, pay, absorb or reimburse the Expense Support. In consideration of the Manager’s agreement as provided herein, the Fund agrees to reimburse the Manager for the Expense Support ratably, on a monthly basis, over the 60 month period following the end of the Expense Support Period (or beginning at such other time as determined by the Manager) (each such reimbursement, an “Expense Support Reimbursement”), provided, that, if the Fund’s Board of Directors determines that it is in the best interest of the Fund to reimburse the Manager non-ratably for any given month or other specified period, then the Fund will reimburse the Manager non-ratably for such month or other specified period. The Manager, in its sole discretion, may waive its right to reimbursement for any Expense Support. The Manager may elect to receive the Expense Support Reimbursement in cash, Class V Units and/or shares, units or interests of any Lower Fund.

3. Term. This letter agreement will remain in effect throughout the Expense Support Period, unless terminated by the Fund upon thirty (30) days’ written notice to the Manager. In the Manager’s sole discretion, this letter agreement may be modified and/or renewed for one or more additional Ongoing Expense Support Periods, which may be non-consecutive, and the Manager, in its sole discretion, may terminate this agreement at any time after the Initial Expense Support Period. This letter agreement will also terminate automatically upon the termination of the Investment Management Agreement unless a new management agreement with the Manager (or with an affiliate under common control with the Manager) becomes effective upon such termination.

4. Survival; Reimbursement. The Fund’s obligations under this letter agreement shall survive termination of this letter agreement as provided in Section 3 above. Upon dissolution, liquidation, sale of substantially all of the assets of the Fund or termination of the Investment Management Agreement, including termination of the Investment Management Agreement by the Fund, the Fund shall first reimburse the Manager any amounts previously reimbursed or advanced by the Manager under this letter agreement in excess of the total management fees that would have otherwise been due to the Manager by the Fund.

5. Entire Agreement; Amendment. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties hereto relating to the matters contained herein and may not be modified, waived or terminated orally and may only be amended by an agreement in writing signed by the parties hereto.

6. Construction and Forum. This letter agreement shall be governed by the law of the State of New York. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York, in any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court.

7. Counterparts. For the convenience of the parties, any number of the counterparts of this letter agreement may be executed by any one or more parties hereto, including by facsimile or PDF, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this letter agreement or any document to be signed in connection with this letter agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

8. Severability. If any one or more of the covenants, agreements, provisions or texts of this letter agreement shall be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this letter agreement and shall in no way affect the validity or enforceability of the other provisions of this letter agreement.

[Signature Page Follows]

VEPF MANAGEMENT, L.P.

By: VEP Group, LLC, its general partner

By:	/s/ Robert F. Smith
Name: Robert F. Smith
Title: Managing Member

Accepted and Agreed:

VISTAONE, L.P.

By:	VistaOne GP, L.P., its general partner
By:	VistaOne GP Management, LLC, its general partner

By:	/s/ Lauren Dillard
Name: Lauren Dillard
Title: Authorized Signatory

[Signature Page to VistaOne Expense Support and Reimbursement Agreement]